As filed with the Securities and Exchange Commission on April 29, 2025

Registration No. 333-273768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QXO Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4173371
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

(571) 323-3939

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Signorello

Chief Legal Officer

QXO Building Products, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

(571) 323-3939

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.			☐

EXPLANATORY NOTE

  On April 29, 2025, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 20, 2025, among QXO, Inc., a Delaware corporation (“QXO”), Queen MergerCo., Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Merger Sub”), and Beacon Roofing Supply, Inc., a Delaware corporation (the “Registrant”), and following consummation of the Transactions (as defined in the Merger Agreement), the Registrant became a wholly owned subsidiary of QXO and was renamed QXO Building Products, Inc.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 relates to the following Registration Statement (the “Registration Statement”) on Form S-3, previously filed with the SEC by the Registrant:

●	Registration No. 333-273768, filed with the SEC on August 7, 2023, as amended by that certain Post-Effective Amendment No. 1, filed with the SEC on January 18, 2024, providing for the offer and resale, from time to time, in one or more offerings or resales, of up to 5,218,134 shares of common stock, $0.01 par value per share, of the Registrant, by CD&R Boulder Holdings, L.P.

As a result of the Transactions, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold under the Registration Statement at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statement which remain unsold at the termination of the offering as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on April 29, 2025.

QXO BUILDING PRODUCTS, INC.

By	/s/ Christopher Signorello
Christopher Signorello
Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

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